Exhibit 99.1
Intel Corporation
2200 Mission College Blvd.
Santa Clara, CA 95054-1549
News Release

Intel Reports Third-Quarter 2020 Financial Results

News Summary:

•Third-quarter revenue of $18.3 billion was above July expectations, down 4 percent year-over-year (YoY). Data-centric revenue* declined 10 percent while PC-centric revenue was better than expected, up 1 percent YoY.
•Third-quarter GAAP earnings-per-share (EPS) was $1.02, down 25 percent YoY; non-GAAP EPS of $1.11 was down 22 percent YoY, above July expectations.
•Year-to-date, generated $25.5 billion cash from operations and $15.1 billion of free cash flow and paid dividends of $4.2 billion.
•Announced agreement to sell Intel NAND memory and storage business to SK hynix for $9.0 billion.1
•Raising full-year revenue and earnings expectations from July guidance. Expecting 5 percent top-line growth YoY in 2020 with full-year revenue of $75.3 billion; GAAP EPS of $4.55 and non-GAAP EPS of $4.90.

SANTA CLARA, Calif., October 22, 2020 -- Intel Corporation today reported third-quarter 2020 financial results.

"Our teams delivered solid third-quarter results that exceeded our expectations despite pandemic-related impacts in significant portions of the business,” said Bob Swan, Intel CEO. “Nine months into 2020, we’re forecasting growth and another record year, even as we manage through massive demand shifts and economic uncertainty. We remain confident in our strategy and the long-term value we’ll create as we deliver leadership products and aim to win share in a diversified market fueled by data and the rise of AI, 5G networks and edge computing.”

Q3 2020 Financial Highlights

	GAAP			Non-GAAP
	Q3 2020	Q3 2019	vs. Q3 2019	Q3 2020	Q3 2019	vs. Q3 2019
Revenue ($B)	$18.3	$19.2	down 4%	$18.3^	$19.2^	down 4%
Gross Margin	53.1%	58.9%	down 5.7 ppt	54.8%	60.4%	down 5.5 ppt
R&D and MG&A ($B)	$4.7	$4.7	down 1%	$4.7	$4.7	down 1%
Operating Income ($B)	$5.1	$6.4	down 22%	$5.4	$6.9	down 22%
Tax Rate	15.2%	10.8%	up 4.3 ppt	15.3%	10.8%	up 4.5 ppt
Net Income ($B)	$4.3	$6.0	down 29%	$4.7	$6.3	down 26%
Earnings Per Share	$1.02	$1.35	down 25%	$1.11	$1.42	down 22%

In the third quarter, the company generated $8.2 billion in cash from operations and paid dividends of $1.4 billion. In August, Intel initiated accelerated share repurchase (ASR) agreements for an aggregate of $10.0 billion of our common stock. Following settlement of these agreements, Intel will have repurchased a total of approximately $17.6 billion in shares as part of the planned $20.0 billion share repurchases announced in October 2019. Intel intends to complete the $2.4 billion balance and return to historical capital return practices when markets stabilize.
* Data-centric businesses include DCG, IOTG, Mobileye, NSG, PSG and All Other
1 SK hynix to Acquire Intel NAND Memory Business press release: newsroom.intel.com/news-releases/nand-memory-news/#gs.j6t93p
^ No adjustment on a non-GAAP basis

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Business Unit Summary

	Key Business Unit Revenue and Trends
		Q3 2020	vs. Q3 2019
Data-centric	DCG	$5.9 billion	down	7%
	Internet of Things
	IOTG	$677 million	down	33%
	Mobileye	$234 million	up	2%
	NSG	$1.2 billion	down	11%
	PSG	$411 million	down	19%
			down	10%
PC-centric	CCG	$9.8 billion	up	1%

Third-quarter revenue was ahead of prior expectations driven by continued strength in notebook sales, which helped offset COVID-driven headwinds affecting significant portions of our business.

In the Data Center Group (DCG), Cloud revenue grew 15 percent YoY on continued demand to support vital services in a work and learn-at-home environment. At the same time, a weaker economy due to COVID-19 impacted DCG's Enterprise & Government market segment, which was down 47 percent YoY following two quarters of more than 30 percent growth. The pandemic also weighed on third-quarter data-centric results in the Internet of Things Group and the memory business (NSG). In the third quarter, Intel continued to introduce compelling new products addressing key growth opportunities including artificial intelligence, 5G network transformation and the intelligent, autonomous edge. Mobileye revenue returned to growth in the third quarter as global vehicle production improved. The business also launched its new Mobileye SuperVision™ surround-view ADAS solution.

The PC-centric business (CCG) was up 1 percent YoY in the third quarter on continued notebook strength to support the work- and learn-at-home dynamics of COVID-19. In the third quarter, Intel launched the world’s best processor for thin and light laptops, 11th Gen Intel® Core™ processors with Intel® Iris® Xe graphics (formerly known as "Tiger Lake").** More than 150 designs from major PC makers are in development, including 100 designs expected to be in market by the end of this year with more than 40 verified under the new Intel® Evo™ platform brand. These new 11th Gen Intel Core processors are manufactured using Intel's 10nm SuperFin process technology, which delivers performance improvement comparable to a full-node transition. The company detailed 10nm SuperFin and other technology advancements at its Intel Architecture Day, held in the third quarter.

Intel's third 10nm manufacturing facility, which is located in Arizona, is now fully operational and the company now expects to ship 30% higher 10nm product volumes in 2020 compared to January expectations.

Additional information regarding Intel’s results can be found in the Q3'20 Earnings Presentation available at: www.intc.com/results.cfm.
* Data-centric businesses include DCG, IOTG, Mobileye, NSG, PSG and All Other
**As measured by industry benchmarks, Representative Usage Guide testing & unique features of Intel® Core™ i7-1185G7 processor, including in comparison to AMD Ryzen 7 4800U, across 5 key usages: productivity, creation, gaming, collaboration, & entertainment. More information about performance & benchmark results at www.intel.com/11thgen

Intel/Page 3
Business Outlook
Intel's guidance for the fourth quarter and full-year 2020 includes both GAAP and non-GAAP estimates. Reconciliations between these GAAP and non-GAAP financial measures are included below.

Q4 2020	GAAP	Non-GAAP
	Approximately	Approximately
Revenue	$17.4 billion	$17.4 billion^
Operating margin	24.5%	26.5%
Tax rate	14.5%	14.5%^
Earnings per share	$1.02	$1.10

Full-Year 2020	GAAP	Non-GAAP
	Approximately	Approximately
Revenue	$75.3 billion	$75.3 billion^
Operating margin	29.5%	31.5%
Tax rate	14.5%	14.5%^
Earnings per share	$4.55	$4.90
Cash from Operations	$32.2-33.0 billion	N/A
Full-year capital spending	$14.2-14.5 billion	$14.2-14.5 billion^
Free cash flow	N/A	$18.0-18.5 billion

Actual results may differ materially from Intel’s Business Outlook as a result of, among other things, the factors described under “Forward-Looking Statements” below.

Earnings Webcast
Intel will hold a public webcast at 2:00 p.m. PDT today to discuss the results for its third quarter of 2020. The live public webcast can be accessed on Intel's Investor Relations website at www.intc.com/results.cfm. The Q3'20 Earnings Presentation, webcast replay, and audio download will also be available on the site.

Intel plans to report its earnings for the fourth quarter of 2020 on January 21, 2021 promptly after close of market, and related materials will be available at www.intc.com/results.cfm. A public webcast of Intel’s earnings conference call will follow at 2:00 p.m. PDT at www.intc.com.

^ No adjustment on a non-GAAP basis

Intel/Page 4
Forward-Looking Statements
Intel’s Business Outlook and other statements in this release that refer to future plans and expectations are forward-looking statements that involve a number of risks and uncertainties. Words such as "anticipates," "expects," "intends," "goals," "plans," "forecasting," "guidance," "believes," "seeks," "estimates," "continues," "launching," "aim," "may," "will," "would," "should," "could," and variations of such words and similar expressions are intended to identify such forward-looking statements. Statements that refer to or are based on estimates, forecasts, projections, uncertain events or assumptions, including statements relating to the pending sale of our NAND memory and storage business to SK hynix, total addressable market (TAM) or market opportunity, business plans, future impacts of the COVID-19 pandemic, future macroeconomic conditions, the settlement of our ASR agreements, expectations regarding capital return practices and share repurchases, future products and technology and the expected availability and benefits of such products and technology, including with respect to our 10nm process technology, products, and product volumes, and anticipated trends in our businesses or the markets relevant to them, also identify forward-looking statements. All forward-looking statements included in this release are based on management's expectations as of the date of this release and, except as required by law, Intel disclaims any obligation to update these forward-looking statements to reflect future events or circumstances. Forward-looking statements involve many risks and uncertainties that could cause actual results to differ materially from those expressed or implied in such statements. Intel presently considers the following to be among the important factors that can cause actual results to differ materially from the company's expectations.

•The COVID-19 pandemic has adversely affected significant portions of Intel's business and could materially adversely affect Intel's financial condition and results of operations. The pandemic has resulted in authorities imposing numerous unprecedented measures to try to contain the virus. These measures have impacted and may further impact our workforce and operations, the operations of our customers, and those of our respective vendors, suppliers, and partners. There is considerable uncertainty regarding the business impacts from such measures and potential future measures. Restrictions on our access to or operation of our manufacturing facilities or on our support operations or workforce, or similar limitations for our vendors and suppliers, can impact our ability to meet customer demand and could have a material adverse effect on us. Similarly, current and future restrictions or disruptions of transportation, or disruptions in our customers’ operations and supply chains, may adversely affect our results of operations. The pandemic has significantly increased economic and demand uncertainty, and could cause a global recession. Demand for our products has been harmed in significant portions of our business and could be materially harmed in the future. Given the significant economic uncertainty and volatility created by the pandemic, it is difficult to predict the nature and extent of impacts on demand. The pandemic has led to increased disruption and volatility in capital markets and credit markets, which could adversely affect our liquidity and capital resources. An economic slowdown or recession can also result in adverse impacts such as increased credit and collectibility risks, adverse impacts on our suppliers, failures of counterparties, asset impairments, and declines in the value of our financial instruments. The spread of COVID-19 has caused us to modify our business practices. There is no certainty that such measures will be sufficient to mitigate the risks posed by the virus, and illness and workforce disruptions could lead to unavailability of our key personnel and harm our ability to perform critical functions. The degree to which COVID-19 impacts our results will depend on future developments, which are highly uncertain and cannot be predicted, and our Business Outlook is subject to considerable uncertainty. Our expectations are subject to change without warning and investors are cautioned not to place undue reliance on our Business Outlook. The impact of COVID-19 can also exacerbate other risks discussed in this section. See Intel’s SEC filings, including its most recent reports on Form 10-Q, for a detailed description of the risks related to the pandemic. Developments related to COVID-19 have been rapidly changing, and additional impacts and risks may arise that we are not aware of or able to appropriately respond to currently.
•Demand for Intel's products is highly variable and can differ from expectations due to factors including changes in business and economic conditions; customer confidence or income levels, and the levels of customer capital spending; the introduction, availability and market acceptance of Intel's products, products used together with Intel products, and competitors' products; competitive and pricing pressures, including actions taken by competitors; supply constraints and other disruptions affecting customers; changes in customer order patterns including order cancellations; changes in customer needs and emerging technology trends; and changes in the level of inventory and computing capacity at customers.

Intel/Page 5

•Intel's results can vary significantly from expectations based on capacity utilization; variations in inventory valuation, including variations related to the timing of qualifying products for sale; changes in revenue levels; segment product mix; the timing and execution of the manufacturing ramp and associated costs; excess or obsolete inventory; changes in unit costs; defects or disruptions in the supply of materials or resources; and product manufacturing quality/yields. Variations in results can also be caused by the timing of Intel product introductions and related expenses, including marketing programs, and Intel's ability to respond quickly to technological developments and to introduce new products or incorporate new features into existing products, as well as decisions to exit product lines or businesses, which can result in restructuring and asset impairment charges.
•Intel's results can be affected by adverse economic, social, political and physical/infrastructure conditions in countries where Intel, its customers or its suppliers operate, including recession or slowing growth, military conflict and other security risks, natural disasters, infrastructure disruptions, health concerns (including the COVID-19 pandemic), fluctuations in currency exchange rates, sanctions and tariffs, political disputes, changes in government grants and incentives, and continuing uncertainty regarding social, political, immigration, and tax and trade policies in the U.S. and abroad, including the United Kingdom's withdrawal from the European Union. Results can also be affected by the formal or informal imposition by countries of new or revised export and/or import and doing-business regulations, which can be changed without prior notice.
•Intel operates in highly competitive industries and its operations have high costs that are either fixed or difficult to reduce in the short term. In addition, in connection with our strategic transformation to a data-centric company, we have entered new areas and introduced adjacent products, where we face new sources of competition and uncertain market demand or acceptance of our products, and these new areas and products do not always grow as projected.
•The amount, timing and execution of Intel's stock repurchase program fluctuate based on Intel's priorities for the use of cash for other purposes—such as investing in our business, including operational and capital spending, acquisitions, and returning cash to our stockholders as dividend payments—and because of changes in cash flows, tax laws and other laws, or the market price of our common stock.
•Intel's expected tax rate is based on current tax law, including current interpretations of the Tax Cuts and Jobs Act of 2017 (”TCJA”), and current expected income and can be affected by evolving interpretations of TCJA; changes in the volume and mix of profits earned across jurisdictions with varying tax rates; changes in the estimates of credits, benefits and deductions; the resolution of issues arising from tax audits with various tax authorities, including payment of interest and penalties; and the ability to realize deferred tax assets.
•Intel's results can be affected by gains or losses from equity securities and interest and other, which can vary depending on gains or losses on the change in fair value, sale, exchange, or impairments of equity and debt investments, interest rates, cash balances, and changes in fair value of derivative instruments.
•Product defects or errata (deviations from published specifications) can adversely impact our expenses, revenues and reputation.
•We or third parties regularly identify security vulnerabilities with respect to our processors and other products as well as the operating systems and workloads running on them. Security vulnerabilities and any limitations of, or adverse effects resulting from, mitigation techniques can adversely affect our results of operations, financial condition, customer relationships, prospects, and reputation in a number of ways, any of which may be material, including incurring significant costs related to developing and deploying updates and mitigations, writing down inventory value, a reduction in the competitiveness of our products, defending against product claims and litigation, responding to regulatory inquiries or actions, paying damages, addressing customer satisfaction considerations, or taking other remedial steps with respect to third parties. Adverse publicity about security vulnerabilities or mitigations could damage our reputation with customers or users and reduce demand for our products and services.

Intel/Page 6
•Intel's results can be affected by litigation or regulatory matters involving intellectual property, stockholder, consumer, antitrust, commercial, disclosure and other issues. An unfavorable ruling can include monetary damages or an injunction prohibiting Intel from manufacturing or selling one or more products, precluding particular business practices, impacting Intel's ability to design its products, or requiring other remedies such as compulsory licensing of intellectual property.
•Intel's results can be affected by the impact and timing of closing of acquisitions, divestitures and other significant transactions. In addition, these transactions do not always achieve our financial or strategic objectives and can disrupt our ongoing business and adversely impact our results of operations. We may not realize the expected benefits of portfolio decisions due to numerous risks, including unfavorable prices and terms; changes in market conditions; limitations due to regulatory or governmental approvals, contractual terms, or other conditions; and potential continued financial obligations associated with such transactions. Risks and uncertainties relating to the pending sale of our NAND memory and storage business to SK hynix are described in our Form 8-K filed with the SEC on October 20, 2020.
Detailed information regarding these and other factors that could affect Intel's business and results is included in Intel's SEC filings, including the company's most recent reports on Forms 10-K and 10-Q, particularly the "Risk Factors" sections of those reports. Copies of these filings may be obtained by visiting our Investor Relations website at www.intc.com or the SEC's website at www.sec.gov.

About Intel

Intel (Nasdaq: INTC) is an industry leader, creating world-changing technology that enables global progress and enriches lives. Inspired by Moore’s Law, we continuously work to advance the design and manufacturing of semiconductors to help address our customers’ greatest challenges. By embedding intelligence in the cloud, network, edge and every kind of computing device, we unleash the potential of data to transform business and society for the better. To learn more about Intel’s innovations, go to newsroom.intel.com and intel.com.

© Intel Corporation. Intel, the Intel logo, and other Intel marks are trademarks of Intel Corporation or its subsidiaries. Other names and brands may be claimed as the property of others.

Intel/Page 7
INTEL CORPORATION
CONSOLIDATED CONDENSED STATEMENTS OF INCOME AND OTHER INFORMATION

	Three Months Ended		Nine Months Ended
(In Millions, Except Per Share Amounts; Unaudited)	Sep 26, 2020	Sep 28, 2019	Sep 26, 2020	Sep 28, 2019
NET REVENUE	$18,333	$19,190	$57,889	$51,756
Cost of sales	8,592	7,895	25,625	21,494
GROSS MARGIN	9,741	11,295	32,264	30,262
Research and development (R&D)	3,272	3,208	9,901	9,978
Marketing, general and administrative (MG&A)	1,435	1,536	4,423	4,758
R&D AND MG&A	4,707	4,744	14,324	14,736
Restructuring and other charges	(25)	104	146	288
OPERATING EXPENSES	4,682	4,848	14,470	15,024
OPERATING INCOME	5,059	6,447	17,794	15,238
Gains (losses) on equity investments, net	56	318	212	922
Interest and other, net	(74)	(46)	(416)	(170)
INCOME BEFORE TAXES	5,041	6,719	17,590	15,990
Provision for taxes	765	729	2,548	1,847
NET INCOME	$4,276	$5,990	$15,042	$14,143

EARNINGS PER SHARE—BASIC	$1.02	$1.36	$3.55	$3.18
EARNINGS PER SHARE—DILUTED	$1.02	$1.35	$3.52	$3.14

WEIGHTED AVERAGE SHARES OF COMMON STOCK OUTSTANDING:
BASIC	4,188	4,391	4,233	4,450
DILUTED	4,211	4,433	4,269	4,507

	Three Months Ended
(In Millions)	Sep 26, 2020	Sep 28, 2019

EARNINGS PER SHARE OF COMMON STOCK INFORMATION:
Weighted average shares of common stock outstanding—basic	4,188	4,391
Dilutive effect of employee equity incentive plans	23	30
Dilutive effect of convertible debt	—	12
Weighted average shares of common stock outstanding—diluted	4,211	4,433

STOCK BUYBACK[1]:
Shares repurchased	166	92
Cumulative shares repurchased (in billions)	5.7	5.4
Remaining dollars authorized for buyback (in billions)	$9.7	$7.2

OTHER INFORMATION:
Employees (in thousands)	111.3	111.9

1 In August 2020, we entered into ASR agreements under which we paid an aggregate of $10.0 billion and received an aggregate initial share delivery of 166 million shares of our common stock, which were immediately retired. The final number of shares to be repurchased under the ASR agreements and the average price paid per share will be determined upon settlement of the agreements by the end of 2020.

Intel/Page 8
INTEL CORPORATION
CONSOLIDATED CONDENSED BALANCE SHEETS

(In Millions)	Sep 26, 2020	Dec 28, 2019
CURRENT ASSETS	(unaudited)
Cash and cash equivalents	$3,356	$4,194
Short-term investments	2,987	1,082
Trading assets	11,910	7,847
Total cash investments	18,253	13,123
Accounts receivable	7,140	7,659
Inventories
Raw materials	975	840
Work in process	6,313	6,225
Finished goods	1,985	1,679
	9,273	8,744
Other current assets	2,119	1,713
TOTAL CURRENT ASSETS	36,785	31,239

Property, plant and equipment, net	59,205	55,386
Equity investments	3,679	3,967
Other long-term investments	2,720	3,276
Goodwill	26,955	26,276
Identified intangible assets, net	9,881	10,827
Other long-term assets	6,036	5,553
TOTAL ASSETS	$145,261	$136,524

CURRENT LIABILITIES
Short-term debt	$504	$3,693
Accounts payable	5,159	4,128
Accrued compensation and benefits	3,197	3,853
Other accrued liabilities	13,252	10,636
TOTAL CURRENT LIABILITIES	22,112	22,310

Debt	36,059	25,308
Contract liabilities	1,381	1,368
Income taxes payable, non-current	4,811	4,919
Deferred income taxes	2,995	2,044
Other long-term liabilities	3,349	2,916

TEMPORARY EQUITY	—	155

Stockholders' equity
Preferred stock	—	—
Common stock and capital in excess of par value	23,335	25,261
Accumulated other comprehensive income (loss)	(940)	(1,280)
Retained earnings	52,159	53,523
TOTAL STOCKHOLDERS' EQUITY	74,554	77,504
TOTAL LIABILITIES, TEMPORARY EQUITY AND STOCKHOLDERS' EQUITY	$145,261	$136,524

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INTEL CORPORATION
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS

	Nine Months Ended
(In Millions; Unaudited)	Sep 26, 2020	Sep 28, 2019

Cash and cash equivalents, beginning of period	$4,194	$3,019
Cash flows provided by (used for) operating activities:
Net income	15,042	14,143
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	7,925	6,647
Share-based compensation	1,393	1,290
Amortization of intangibles	1,311	1,211
(Gains) losses on equity investments, net	(105)	(395)
Changes in assets and liabilities:
Accounts receivable	525	(156)
Inventories	(570)	(1,376)
Accounts payable	355	728
Accrued compensation and benefits	(488)	(365)
Prepaid supply agreements	(91)	(674)
Income taxes	493	435
Other assets and liabilities	(296)	1,769
Total adjustments	10,452	9,114
Net cash provided by operating activities	25,494	23,257
Cash flows provided by (used for) investing activities:
Additions to property, plant and equipment	(10,392)	(11,547)
Purchases of available-for-sale debt investments	(6,323)	(2,028)
Maturities and sales of available-for-sale debt investments	5,037	3,118
Purchases of trading assets	(14,744)	(5,769)
Maturities and sales of trading assets	11,227	5,467
Sales of equity investments	339	1,414
Other investing	(256)	(575)
Net cash used for investing activities	(15,112)	(9,920)
Cash flows provided by (used for) financing activities:
Increase (decrease) in short-term debt, net	—	835
Issuance of long-term debt, net of issuance costs	10,247	650
Repayment of debt and debt conversion	(4,525)	(1,478)
Proceeds from sales of common stock through employee equity incentive plans	897	797
Repurchase of common stock	(12,229)	(10,100)
Accelerated share repurchase forward agreements	(2,000)	—
Payment of dividends to stockholders	(4,215)	(4,214)
Other financing	605	1,089
Net cash provided by (used for) financing activities	(11,220)	(12,421)
Net increase (decrease) in cash and cash equivalents	(838)	916
Cash and cash equivalents, end of period	$3,356	$3,935

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INTEL CORPORATION
SUPPLEMENTAL OPERATING SEGMENT RESULTS

	Three Months Ended		Nine Months Ended
(In Millions)	Sep 26, 2020	Sep 28, 2019	Sep 26, 2020	Sep 28, 2019
Net revenue
Data Center Group
Platform	$5,151	$5,819	$17,759	$14,854
Adjacency	754	564	2,256	1,414
	5,905	6,383	20,015	16,268
Internet of Things
IOTG	677	1,005	2,230	2,901
Mobileye	234	229	634	639
	911	1,234	2,864	3,540

Non-Volatile Memory Solutions Group	1,153	1,290	4,150	3,145
Programmable Solutions Group	411	507	1,431	1,482
Client Computing Group
Platform	8,762	8,379	25,703	24,128
Adjacency	1,085	1,330	3,415	3,008
	9,847	9,709	29,118	27,136
All other	106	67	311	185
TOTAL NET REVENUE	$18,333	$19,190	$57,889	$51,756

Operating income (loss)
Data Center Group	$1,903	$3,115	$8,494	$6,756
Internet of Things
IOTG	61	309	374	854
Mobileye	47	67	131	188
	108	376	505	1,042

Non-Volatile Memory Solutions Group	29	(499)	285	(1,080)
Programmable Solutions Group	40	92	217	233
Client Computing Group	3,554	4,305	10,621	11,114
All other	(575)	(942)	(2,328)	(2,827)
TOTAL OPERATING INCOME	$5,059	$6,447	$17,794	$15,238

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We derive a substantial majority of our revenue from platform products, which are our principal products and considered as one class of product. We offer platform products that incorporate various components and technologies, including a microprocessor and chipset, a stand-alone SoC, or a multichip package. Platform products are used in various form factors across our DCG, IOTG, and CCG operating segments. Our non-platform, or adjacent products, can be combined with platform products to form comprehensive platform solutions to meet customer needs.
Revenue for our reportable and non-reportable operating segments is primarily related to the following product lines:
•DCG includes workload-optimized platforms and related products designed for cloud service providers, enterprise and government, and communication service providers market segments.
•IOTG includes high-performance compute solutions for targeted verticals and embedded applications in market segments such as retail, industrial, smart infrastructure, and vision.
•Mobileye includes development of computer vision and machine learning-based sensing, data analysis, localization, mapping, and driving policy technology for advanced driver assistance systems (ADAS) and autonomous driving.
•NSG includes memory and storage products like Intel® Optane™ technology and Intel® 3D NAND technology, primarily used in SSDs.
•PSG includes programmable semiconductors, primarily FPGAs and structured ASICs, and related products for communications, cloud and enterprise, and embedded market segments.
•CCG includes platforms designed for end-user form factors, focusing on higher growth segments of 2-in-1, thin-and-light, commercial and gaming, and growing adjacencies such as connectivity, graphics, and memory.
We have sales and marketing, manufacturing, engineering, finance, and administration groups. Expenses for these groups are generally allocated to the operating segments.
All other category includes revenue, expenses, and charges such as:
•results of operations from non-reportable segments not otherwise presented;
•historical results of operations from divested businesses;
•results of operations of start-up businesses that support our initiatives, including our foundry business;
•amounts included within restructuring and other charges;
•a portion of employee benefits, compensation, and other expenses not allocated to the operating segments; and
•acquisition-related costs, including amortization and any impairment of acquisition-related intangibles and goodwill.

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INTEL CORPORATION
SUPPLEMENTAL PLATFORM REVENUE INFORMATION

	Q3 2020	Q3 2020	YTD 2020
	compared to Q2 2020	compared to Q3 2019	compared to YTD 2019
Data Center Group
Platform volumes	(3)%	4%	19%
Platform average selling prices	(14)%	(15)%	—%

Client Computing Group
Desktop platform volumes	10%	(18)%	(12)%
Desktop platform average selling prices	(5)%	—%	2%
Notebook platform volumes	19%	25%	19%
Notebook platform average selling prices	(10)%	(7)%	(2)%

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INTEL CORPORATION
EXPLANATION OF NON-GAAP MEASURES
In addition to disclosing financial results in accordance with U.S. GAAP, this document contains references to the non-GAAP financial measures below. We believe these non-GAAP financial measures provide investors with useful supplemental information about our operating performance, enable comparison of financial trends and results between periods where certain items may vary independent of business performance, and allow for greater transparency with respect to key metrics used by management in operating our business and measuring our performance.
Our non-GAAP financial measures reflect adjustments based on one or more of the following items, as well as the related income tax effects where applicable. Income tax effects have been calculated using an appropriate tax rate for each adjustment. These non-GAAP financial measures should not be considered a substitute for, or superior to, financial measures calculated in accordance with U.S. GAAP, and the financial results calculated in accordance with U.S. GAAP and reconciliations from these results should be carefully evaluated.

Non-GAAP adjustment or measure	Definition	Usefulness to management and investors
Acquisition-related adjustments	Amortization of acquisition-related intangible assets consists of amortization of intangible assets such as developed technology, brands, and customer relationships acquired in connection with business combinations. Charges related to the amortization of these intangibles are recorded within both cost of sales and MG&A in our U.S. GAAP financial statements. Amortization charges are recorded over the estimated useful life of the related acquired intangible asset, and thus are generally recorded over multiple years.	We exclude amortization charges for our acquisition-related intangible assets for purposes of calculating certain non-GAAP measures because these charges are inconsistent in size and are significantly impacted by the timing and valuation of our acquisitions. These adjustments facilitate a useful evaluation of our current operating performance and comparison to our past operating performance and provide investors with additional means to evaluate cost and expense trends.
Restructuring and other charges	Restructuring charges are costs associated with a formal restructuring plan and are primarily related to employee severance and benefit arrangements. Other charges include asset impairments, pension charges, and costs associated with restructuring activity.	We exclude restructuring and other charges, including any adjustments to charges recorded in prior periods, for purposes of calculating certain non-GAAP measures because these costs do not reflect our current operating performance and are impacted by the timing of restructuring activity. These adjustments facilitate a useful evaluation of our current operating performance and comparisons to past operating results and provide investors with additional means to evaluate expense trends.
Gains (losses) from divestiture	Gains or losses are recognized at the close of a divestiture.	We exclude gains or losses resulting from divestitures for purposes of calculating certain non-GAAP measures because they do not reflect our current operating performance and are impacted by the timing of our divestitures. These adjustments facilitate a useful evaluation of our current operating performance and comparisons to past operating results.
Ongoing mark-to-market on marketable equity securities	After the initial mark-to-market adjustment is recorded upon a security becoming marketable, gains and losses are recognized from ongoing mark-to-market adjustments of our marketable equity securities.	We exclude these ongoing gains and losses for purposes of calculating certain non-GAAP measures because we do not believe this volatility correlates to our core operational performance. These adjustments facilitate a useful evaluation of our current operating performance and comparisons to past operating results.
Free cash flow	We reference a non-GAAP financial measure of free cash flow, which is used by management when assessing our sources of liquidity, capital resources, and quality of earnings. Free cash flow is operating cash flow adjusted to exclude additions to property, plant, and equipment.	This non-GAAP financial measure is helpful in understanding our capital requirements and provides an additional means to evaluate the cash flow trends of our business.

Intel/Page 14
INTEL CORPORATION
SUPPLEMENTAL RECONCILIATIONS OF GAAP OUTLOOK TO NON-GAAP OUTLOOK
Set forth below are reconciliations of the non-GAAP financial measure to the most directly comparable U.S. GAAP financial measure. These non-GAAP financial measures should not be considered a substitute for, or superior to, financial measures calculated in accordance with U.S. GAAP, and the financial outlook prepared in accordance with U.S. GAAP and the reconciliations from this Business Outlook should be carefully evaluated.
Please refer to "Explanation of Non-GAAP Measures" in this document for a detailed explanation of the adjustments made to the comparable U.S. GAAP measures, the ways management uses the non-GAAP measures, and the reasons why management believes the non-GAAP measures provide useful information for investors.

	Q4 2020 Outlook	Full-Year 2020

	Approximately	Approximately
GAAP OPERATING MARGIN	24.5%	29.5%
Acquisition-related adjustments	2.0%	2.0%
NON-GAAP OPERATING MARGIN	26.5%	31.5%

GAAP DILUTED EARNINGS PER COMMON SHARE	$1.02	$4.55
Acquisition-related adjustments	0.09	0.33
Restructuring and other charges	—	0.04
Ongoing mark-to-market on marketable equity securities	—	0.02
Income tax effect	(0.01)	(0.04)
NON-GAAP DILUTED EARNINGS PER COMMON SHARE	$1.10	$4.90

(In Billions)	Full-Year 2020

GAAP CASH FROM OPERATIONS	$ 32.2-33.0
Additions to property, plant and equipment	(14.2-14.5)
FREE CASH FLOW	$ 18.0-18.5

Intel/Page 15
INTEL CORPORATION
SUPPLEMENTAL RECONCILIATIONS OF GAAP ACTUALS TO NON-GAAP ACTUALS
Set forth below are reconciliations of the non-GAAP financial measure to the most directly comparable U.S. GAAP financial measure. These non-GAAP financial measures should not be considered a substitute for, or superior to, financial measures calculated in accordance with U.S. GAAP, and the reconciliations from U.S. GAAP to Non-GAAP actuals should be carefully evaluated. Please refer to "Explanation of Non-GAAP Measures" in this document for a detailed explanation of the adjustments made to the comparable U.S. GAAP measures, the ways management uses the non-GAAP measures, and the reasons why management believes the non-GAAP measures provide useful information for investors.

	Three Months Ended
(In Millions, Except Per Share Amounts)	Sep 26, 2020	Sep 28, 2019
GAAP GROSS MARGIN	$9,741	$11,295
Acquisition-related adjustments	310	288
NON-GAAP GROSS MARGIN	$10,051	$11,583

GAAP GROSS MARGIN PERCENTAGE	53.1%	58.9%
Acquisition-related adjustments	1.7%	1.5%
NON-GAAP GROSS MARGIN PERCENTAGE	54.8%	60.4%

GAAP R&D and MG&A	$4,707	$4,744
Acquisition-related adjustments	(52)	(50)
NON-GAAP R&D and MG&A	$4,655	$4,694

GAAP OPERATING INCOME	$5,059	$6,447
Acquisition-related adjustments	362	338
Restructuring and other charges	(25)	104
NON-GAAP OPERATING INCOME	$5,396	$6,889

GAAP TAX RATE	15.2%	10.8%
Other	0.1%	(0.1)%
NON-GAAP TAX RATE	15.3%	10.8%

GAAP NET INCOME	$4,276	$5,990
Acquisition-related adjustments	362	338
Restructuring and other charges	(25)	104
(Gains) losses from divestiture	(6)	—
Ongoing mark-to-market on marketable equity securities	146	(114)
Income tax effect	(78)	(29)
NON-GAAP NET INCOME	$4,675	$6,289

GAAP DILUTED EARNINGS PER COMMON SHARE	$1.02	$1.35
Acquisition-related adjustments	0.09	0.08
Restructuring and other charges	(0.01)	0.02
(Gains) losses from divestiture	—	—
Ongoing mark-to-market on marketable equity securities	0.03	(0.02)
Income tax effect	(0.02)	(0.01)
NON-GAAP DILUTED EARNINGS PER COMMON SHARE	$1.11	$1.42

Intel/Page 16

Nine Months Ended
(In Millions)	Sep 26, 2020

GAAP CASH FROM OPERATIONS	$25,494
Additions to property, plant and equipment	(10,392)
FREE CASH FLOW	$15,102

GAAP CASH USED FOR INVESTING ACTIVITIES	$(15,112)
GAAP CASH PROVIDED BY (USED FOR) FINANCING ACTIVITIES	$(11,220)